EXHIBIT 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 28, 2009	Brendan J. McGill
Senior Vice President & CFO
215-256-8828

Harleysville Savings Financial Corporation Announces Declaration
of Regular Cash Dividend for the First Fiscal Quarter 2009

    Harleysville, PA., January 28, 2009 – Harleysville Savings Financial

    Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.18 per share on the Company’s common stock which represents a 5.89% increase from the prior year.  This is the 86th consecutive quarter that the Company has paid a cash dividend to its stockholders.  The cash dividend will be payable on February 25, 2009 to stockholders of record on February 11, 2009.

    Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA.  Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.